Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 31, 2009 relating to the consolidated financial statements and financial statement schedules of Sielox, Inc. appearing in this Annual Report on Form 10-K of Sielox, Inc. as of and for each of the two years in the period ended December 31, 2008 into Registration Statement No. 333-39054 on Form S-8 (as filed with the Securities and Exchange Commission on June 12, 2000) and Registration Statement 333-54808 on Form S-8 (as filed with the Securities and Exchange Commission on February 1, 2001) of Sielox, Inc. (formerly known as Fairmarket, Inc.).

/s/ Rothstein Kass & Company, P.C.

Rothstein Kass & Company, P.C.

Roseland, New Jersey

March 31, 2009